[LETTERHEAD OF J.B. WILLIAMS COMPANY, INC.]



May 12, 1995

Mr. Dana John Dowers
5279 Woodbridge Ave
Powell, OH 43065

Dear John:

Brynwood Partners, the J.B. Williams management team and I look forward to you joining the J.B. Williams Company as Vice President, Sales.

Herewith, I am outlining the basic terms which we are prepared to offer you.

You shall receive an annual salary of $143,000 payable in 24 semi-monthly installments. Your annual salary shall be subject to a merit review for possible increase at the end of each fiscal year during your employment.

You shall be eligible to participate in the Company's annual bonus pool with other member of the JBW management. The amount of such bonus, if any, shall be awarded at the sole discretion of the board of directors and upon the Company attaining planned performance objectives and a positive evaluation of your performance and contributions during the previous year. The Company plans to establish an annual bonus pool which will allow top management to earn a substantial bonus each year, if the established criteria are met. The key factor in determining your individual performance will be your ability to assume responsibility for all J.B. Williams sales functions.

You will be given options allowing you to purchase 125 shares of JBW's common stock. This represents a 1.25% (one and one quarter percent) equity interest assuming all incentive options available for employees have been granted. You will be entitled to earn an additional 0.25% (25 shares) of JBW's common stock after the successful completion of one year's employment, at an exercise price equal to the price of your initial 125 shares. Your options shall vest at the rate of 20% immediately and the 20% annually, exercisable at the end of each full year of employment in years one through four, provided you remain employed with the Company. Your exercise price will be equal to the fair market value of the Company's shares on the date of grant, as outlined in the 1994 Stock Option Plan, which contains all terms governing these stock options.

You will be entitled to normal perquisites offered to all management employees including 401-K Plan with company-matched funding, health and life insurance and other benefits. You can contact Kevin Hartnett directly regarding the other benefits available.

It is our intention to provide you with a $500 per month car allowance.

We will pay for all documented relocation expenses to the New Jersey area subject to a gross maximum of $39,500. Relocation expenses covered are as follows:

Commission to sales agent and closing costs for the sale of your present home.

Actual out-of-pocket moving expenses to the New Jersey area.

Loan origination fees to secure a new mortgage and closing costs on the purchase of a home in the New Jersey area.

Temporary living expenses that may be necessary for you.

Two house search trips for your wife to the New Jersey area.

We will provide you with a one year employment contract at your base salary, with an evergreen provision.

John, we believe that this is a very good package, particularly in view of the fact that there is a significant equity stake for you in this. Most entrepreneurial opportunities do not provide the kind of base salary and bonus as we are doing here, but we believe that you can be a very valuable asset to J.B. Williams and we are obviously eager to have you on board full time. This offer is contingent on your starting full time employment no later than June 1, 1995.

Please acknowledge acceptance of this offer letter and employment terms herein by signing one copy of this letter in the space provided below and returning one copy to me.

We are looking forward to you joining the J.B. Williams Company. If you have any questions, please let me know.


Sincerely,

/s/ DARIO U. MARGVE

Dario U. Margve
President

DUM/dsl

cc:      H. Hartong, Jr. - Brynwood Partners
         R. Niner - Brynwood Partners

I have read this offer letter and accept the offer and terms of employment as put forth above.

                                               /s/ DANA JOHN DOWERS      5/14/95
                                               ---------------------------------
                                               Dana John Dowers            Date